EXHIBIT 99.2

Results

contact: Investor Relations

(949) 699-4804

THE WET SEAL ANNOUNCES DECEMBER 2003 SALES,

REVISES FOURTH QUARTER OUTLOOK

FOOTHILL RANCH, CA, January 8, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the five-week period, ended January 3, 2004, of $78.9 million, compared with net sales of $84.1 million for the comparable five-week period a year ago. Comparable store sales declined 7.3 percent for December versus a decline of 19.4 percent for the same period a year ago.

“The lackluster holiday season contributed to our lower than expected sales during December and resulted in higher than anticipated promotional and markdown activity throughout the period,” said Peter D. Whitford, chief executive officer. “It is however, pleasing to see a continuing positive trend in transaction count across both brands versus the prior year, in addition to the ongoing strength of our Arden B. business.”

Whitford added, “The actions we have taken during the period position us well for the new year, with inventory levels significantly below the prior year. The strategic initiatives announced yesterday will further help us achieve our long term goals of streamlining our operations and returning the company to profitability. We look forward to introducing some promising new merchandising strategies — the full effects of which are expected to materialize in our back to school and fall lines.”

Due to softer than expected December sales as well as higher promotional markdowns during December and expected again in January, the company now expects to record a net loss for the fourth quarter, ending January 31, 2004, of between $0.44 and $0.49 per diluted share. In addition, the company expects to record an approximate $5.5 million pre-tax non-cash charge in the fourth quarter, for a net impact of approximately $0.12 per share, to reflect the write down of fixed assets at the Zutopia stores to their estimated fair value. The company also reiterated its expectation that it will end the quarter with a total of cash and investments that is similar to the $69.3 million amount in the previous quarter, with no debt outstanding.

In a separate release, the company announced that it intends to sell or close all 31 of its pre-teen Zutopia stores, and has made several management changes. The company noted that during the first 10 months of this fiscal year the Zutopia division incurred a pre-tax loss of nearly $7 million.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 621 stores in 47 states, the District of Columbia and Puerto Rico, including 485 Wet Seal stores, 105 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.